Exhibit 10.1

MERITAGE HOSPITALITY GROUP INC.
2006 EXECUTIVE INCENTIVE COMPENSATION PLAN

This is the 2006 Executive Incentive Compensation Plan (the “Plan”) for the full time officers (“Executives”) of Meritage Hospitality Group Inc.

PURPOSE OF PLAN

The purpose of this Plan is to establish a mechanism for rewarding management for achieving the Company’s business goals as defined with objective financial criteria.

ELIGIBILITY

Executives are eligible for participation in the Plan if during the appropriate fiscal year the Executive has not been terminated for cause. For purposes of this clause only, “for cause” is defined as: unlawful activity, repeated misconduct or failure to perform work satisfactorily and efficiently, misuse of company property or equipment, theft, fighting, threatening others with bodily harm, dishonesty, fraud, false statements and lying, illegal use of weapons or substance abuse. In general, the conduct must be such that either the law or public policy would recognize the conduct as sufficient to warrant removal or termination.

If the Executive’s employment is terminated other than for cause, the incentive payment, if any, will be prorated based on the actual period worked. Payment will be made as described in “Timing of the Incentive Payment.”

BONUS AWARD

The Plan is based on achieving objective Company financial performance by evaluating actual EBITDA results (defined below) with target EBITDA from the Company’s financial forecast. “EBITDA” is defined as earnings before interest expense, prepayment penalties, federal income taxes, Michigan Single Business Tax expense, stock incentive award expense, depreciation, amortization and any bonus awarded hereunder. For purposes of this Plan, EBITDA also includes gains, if any, from the sale of assets (excluding gains from sale and leaseback transactions). The targeted EBITDA based on the 2006 business plan is $______.

The Objective Bonus Award is calculated as follows:

•	If actual EBITDA equals target EBITDA:

Executive will earn a cash bonus equal to 25% of base pay.

•	If actual EBITDA exceeds target EBITDA:

Then for each full $25,000 of actual EBITDA in excess of target EBITDA, the executive’s incentive payment will increase by 1% of base pay. For example, if actual EBITDA exceeds target EBITDA by $100,000 or more, the executive will earn an incentive payment equal to 29% of base pay, up to a maximum of 50% of base pay.

•	If actual EBITDA misses target EBITDA:

Then for each full $25,000 of actual EBITDA less than target EBITDA, the executive’s incentive payment will decrease by 2% of base pay. For example, if actual EBITDA is $100,000 less than target EBITDA, the executive’s incentive payment will be equal to 17% of base pay.

AWARD CALCULATION

The final bonus award under the Plan is calculated as follows:

Base Salary x Objective Bonus Award

Example 1:            Executive A has a $125,000 base salary. Actual EBITDA equals target EBITDA.

$125,000 x 25% = $31,250

Example 2:           Executive B has a $125,000 base salary. Actual EBITDA exceeds target EBITDA by $100,000.

$125,000 x 29% = $36,250

Example 3:            Executive C has a $125,000 base salary. Actual EBITDA misses target EBITDA by $125,000.

$125,000 x 15% = $18,750

TIMING OF THE INCENTIVE PAYMENT

A calculation will be done based on the financial results for the first six months of the fiscal year. Based on that calculation, 75% of the pro-rata cash portion of the incentive earned through that date, will be paid the earlier of 45 days after the end of the six month period or as soon as practicable thereafter subject to (i) financial results being finalized, and (ii) appropriate approvals being obtained. The final cash incentive payment will be made based on final audited results for the entire fiscal year. The annual cash incentive earned will be adjusted for any previous payments. The final cash payment will occur the earlier of 45 days after the end of the fiscal year, or as soon as practicable thereafter subject to (i) audited results and (ii) appropriate approvals being obtained.

AUTHORIZED MODIFICATIONS

Notwithstanding anything to the contrary herein, the Compensation Committee of the Board of Directors expressly reserves the right to award discretionary bonuses to individual Executives for exceptional performance during the year (such bonus amount and level of performance to be determined in the sole discretion of the Compensation Committee).

MISCELLANEOUS

The terms and calculations of the Plan are for the 2006 fiscal year only. Neither this document nor the Plan shall be construed as a contract or guaranty of employment between Meritage and the Executive for any specific duration. If any Executive is employed pursuant to an employment contract, the terms of the employment contract shall supercede any conflicting terms of this Plan. In the event that there is a change in accounting treatment or a transaction that could cause EBITDA to be non-comparable from the financial forecast, the Committee reserves the right to adjust EBITDA so that it is comparable.